UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.

1. Name and Address of Reporting Person
   Minton, Dwight C.
   469 North Harrison Street
   Princeton, NJ 08540-5297
2. Issuer Name and Ticker or Trading Symbol
   Church & Dwight Co., Inc. (CHD)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   9/2000
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       09/01/2000 M             5000        A      $8.250000                   D
Common Stock                       09/01/2000 S             -1000       D      $18.000000                  D
Common Stock                       09/01/2000 S             -4000       D      $18.125000                  D
Common Stock                       09/05/2000 M             500         A      $8.250000                   D
Common Stock                       09/05/2000 S             -500        D      $18.125000                  D
Common Stock                       09/06/2000 M             7000        A      $8.250000                   D
Common Stock                       09/06/2000 S             -1000       D      $18.562500                  D
Common Stock                       09/06/2000 S             -2000       D      $18.437500                  D
Common Stock                       09/06/2000 S             -4000       D      $18.000000                  D
Common Stock                       09/07/2000 M             2000        A      $8.250000                   D
Common Stock                       09/07/2000 S             -2000       D      $18.750000                  D
Common Stock                       09/22/2000 M             3000        A      $8.250000                   D
Common Stock                       09/22/2000 S             -2000       D      $17.187500                  D
Common Stock                       09/22/2000 S             -1000       D      $17.125000                  D
Common Stock                       09/26/2000 M             8000        A      $8.250000                   D
Common Stock                       09/26/2000 S             -4000       D      $17.000000                  D
Common Stock                       09/26/2000 S             -2000       D      $17.115600                  D
Common Stock                       09/26/2000 S             -2000       D      $16.875000                  D
Common Stock                       09/27/2000 M             6000        A      $8.250000                   D
Common Stock                       09/27/2000 S             -2000       D      $17.437500                  D
Common Stock                       09/27/2000 S             -2000       D      $17.125000                  D
Common Stock                       09/27/2000 S             -2000       D      $17.500000                  D
Common Stock                       09/29/2000 M             5500        A      $8.250000                   D
Common Stock                       09/29/2000 S             -2000       D      $18.375000                  D
Common Stock                       09/29/2000 S             -2000       D      $18.312500                  D
Common Stock                       09/29/2000 S             -1500       D      $17.562500 89113            D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Option   $8.25    09/01/2000 M               5000  11/28/1993 11/28/2000 Common  5000     $0.000000           D
                                                                               Stock
Stock Option   $8.25    09/05/2000 M               500   11/28/1993 11/28/2000 Common  500      $0.000000           D
                                                                               Stock
Stock Option   $8.25    09/06/2000 M               7000  11/28/1993 11/28/2000 Common  7000     $0.000000           D
                                                                               Stock
Stock Option   $8.25    09/07/2000 M               2000  11/28/1993 11/28/2000 Common  2000     $0.000000           D
                                                                               Stock
Stock Option   $8.25    09/22/2000 M               3000  11/28/1993 11/28/2000 Common  3000     $0.000000           D
                                                                               Stock
Stock Option   $8.25    09/26/2000 M               8000  11/28/1993 11/28/2000 Common  8000     $0.000000           D
                                                                               Stock
Stock Option   $8.25    09/27/2000 M               6000  11/28/1993 11/28/2000 Common  6000     $0.000000           D
                                                                               Stock
Stock Option   $8.25    09/29/2000 M               5500  11/28/1993 11/28/2000 Common  5500     $0.000000  10364    D
                                                                               Stock

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ Dwight C. Minton

DATE
10/10/2000